Exhibit 10.17

                              EMPLOYMENT AGREEMENT


         AGREEMENT dated as of May 23, 2001 between THOMAS J. LIVELLI, residing at 19 Tine Road, Lebanon, New Jersey 08833 ("Executive"), and CELL & MOLECULAR TECHNOLOGIES, INC., a Delaware corporation having its principal office at 580 Marshall Street, Phillipsburg, New Jersey 08865 ("Company").

         WHEREAS, the Company is a wholly-owned subsidiary of Sentigen Holding Corp., a Delaware Corporation ("Sentigen); and

         WHEREAS, Executive has been the Chief Executive Officer and President of the Company under an Employment Agreement dated May 22, 1997 ("Prior Agreement"), and

         WHEREAS, the Company desires to continue to avail itself of Executive's expertise.

                  IT IS AGREED:

1.       Employment, Duties and Acceptance.
         ----------------------------------

         1.1 The Company shall continue to employ Executive as its Chief Executive Officer ("CEO") and President for a period commencing on May 23, 2001 ("Start Date") and terminating in accordance with the terms of this Agreement. All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the Company's Board of Directors and the Board of Directors of Sentigen. When used herein, the term "Board of Directors" shall mean the Board of the Company. At the Company's request, Executive shall serve as a member of the Board of Directors during the period in which he serves as CEO and President. At the request of the Board of Directors given at any time, Executive shall sign a letter resigning from the Board of Directors.

         1.2 The Board of Directors and/or the Chairman of Sentigen may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company as are consistent with Executive's status as CEO and President.


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         1.3      Executive accepts such employment and agrees to devote
substantially all of his business time, energy and attention to the performance of his duties hereunder beginning on the Start Date. Nothing herein shall be construed as preventing Executive from making and supervising personal investments during the term of this Agreement, provided they will not (a) require any substantial services on his part in the operation of the affairs of the companies in which such investments are made, (b) interfere with the performance of Executive's duties hereunder or (c) violate the provisions of paragraph 5.4 hereof.

2.       Compensation and Benefits.
         -------------------------

         2.1 The Company shall pay to Executive a salary at the annual rate of $150,000. Executive's compensation shall continue to be paid in equal two week installments. Executive's salary shall be adjusted on each one year anniversary of this agreement as set forth below, based on changes in the CPI (as defined below). Executive may also be awarded merit increases in salary at the sole discretion of the Board of Directors.

                   Executive's salary on each one year anniversary of this Agreement shall be adjusted to an amount equal to the product obtained by multiplying Executive's salary in the immediately preceding year by a fraction, the numerator of which shall be the Consumer Price Index for All Urban Wage Earners and Clerical Workers (CPI-W) Northeast Urban, as published by the U.S. Bureau of Labor Statistics (reference base 1982-1984 = 100) ("CPI"), for the month of May in which the adjustment occurs, and the denominator of which shall be the CPI for the month of May in the immediately preceding year.

         2.2 As additional compensation for services to be rendered by Executive hereunder:

                  (a) Simultaneously herewith, the Company is issuing to Executive options ("Options") to purchase 25,000 shares of Sentigen's common stock ("Common Stock") at a price per share of $9.00. The Options are evidenced by, and subject to, a Stock Option Agreement, dated as of May 23, 2001, between Sentigen and Executive ("Stock Option Agreement"), the terms of which are deemed to be incorporated herein by reference. The Options shall vest in accordance with the terms of the Stock Option Agreement in five equal, annual installments commencing on January 1, 2002.

                  (b) Executive shall be entitled to participate in the Company's bonus plan, which is based on the Company's net profits and allocated


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each year by the Board of Directors. Notwithstanding the Board's discretion in allocating bonuses under the plan, Executive's minimum bonus shall be $20,000 for each full fiscal year of employment. If such payment exceeds Executive's allocated bonus under the plan, the excess shall be credited against any future allocated bonuses in excess of $20,000.

                  (c) Executive shall be entitled to a car allowance of $500 per month during the term of this Agreement.

         2.3 Executive shall be entitled to such medical, dental, life, disability, insurance coverage and other employee benefits (or their equivalents) as are currently being provided to him by the Company.

         2.4 Executive shall be entitled to four weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

         2.5 The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses, disbursements and other incidental expenses incurred for or on behalf of the Company, in addition to any fees, charges or costs for membership in business or professional organizations reasonably approved by the Company, upon the presentation of appropriate vouchers or other evidence of such expenditures. The Executive will not incur any expense in excess of $2,000 without the prior approval of the Board of Directors or an appropriate committee thereof.

3.       Term and Termination.
         --------------------

         3.1 The term of Executive's employment hereunder shall commence on the Start Date and shall continue until the earlier of May 22, 2006 or the two year anniversary of a "Change in Control" (as defined below), unless sooner terminated as herein provided.

         3.2 Executive's employment hereunder shall terminate on the date of his death, in which case the Company shall pay to the legal representative of Executive's estate (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of Executive's death, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense reimbursements through the date of the termination of employment and (iv) all accrued but unused vacation pay.

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         3.3      The Company, by notice to Executive, may terminate Executive's employment hereunder if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of such notice, less any amount Executive receives for such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense reimbursements through the date of the termination of employment and (iv) all accrued but unused vacation pay.

         3.4 The Company, by notice to Executive, may terminate Executive's employment hereunder for "Cause." As used herein, "Cause" shall mean: (a) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting form Executive's incapacity due to physical or mental illness) after demand for performance is delivered by the Company specifically identifying the manner in which Company believes Executive has not substantially performed his duties and the failure to correct such failure within 30 days of Executive's receipt of such demand, (b) the willful engaging by Executive in criminal misconduct which is injurious to Company, monetarily or otherwise, (c) Executive is convicted by a court of competent jurisdiction, or pleads guilty or nolo contendere to, any felony involving the possession of a controlled substance, fraud or dishonesty, moral turpitude, theft or larceny, or (d) the willful breach by Executive of any material provision of this Agreement after demand to cure the breach is delivered by the Company specifically identifying the manner in which Company believes Executive has breached and the failure to cure such breach within 30 days of Executive's receipt of such demand, provided, however, that a repeated failure or breach after notice and cure of any provision of clauses (a) or (d) above involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice. Notwithstanding such termination, the Company shall pay to Executive (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of such notice, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense reimbursements through the date of the termination of employment and (iv) all accrued but unused vacation pay.

         3.5 The Executive, by notice to the Company, may terminate Executive's employment hereunder if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any circumstance set forth below, unless such circumstance is fully corrected within 30 days of receipt by the Company of written notice of such circumstance from Executive specifically identifying the circumstance he believes creates "Good Reason":

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                  (a)      the assignment to Executive of duties inconsistent
with the position of President and CEO of the Company, removal of the Executive from the position of President and CEO of the Company, or a substantial diminution in the nature or status of Executive's responsibilities from those in effect as of the Start Date;

                  (b) a reduction by the Company of the Base Salary as in effect on the Start Date;

                  (c) the deliberate failure by the Company to provide, within two weeks of the date payment was required, the compensation, expense reimbursement, or benefits specified in Section 2; provided Executive is not the person responsible for payment of compensation, expense reimbursement or benefits; and provided, further, that after the passage of two weeks from the date payment was required, Executive shall have given written notice to Frederick R. Adler and Joseph K. Pagano at their current addresses or fax machines in New York and Aspen, respectively (or as changed by notice to Executive), of such failure by the Company, Executive shall have called a meeting of the Board of Directors and such failure shall not have been completely cured by the close of business two business days after such meeting of the Board of Directors;

                  (d) moving the principal office of the Company to a location more than 60 miles from its current location; or

                  (e) the commission by the Company of a material breach of the provisions of this Agreement.

         3.6 If Executive terminates his employment hereunder for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates his employment hereunder without "Cause," as defined in paragraph 3.4, the Company shall pay to Executive (i) a lump sum payment equal to the base salary due Executive pursuant to paragraph 2.1 hereof through the six-month anniversary of the date of such notice, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense reimbursements through the date of the termination of employment and (iv) all accrued but unused vacation pay; and, in addition the Company shall continue to pay for Executive's insurance coverage until the earlier of (a) the date the Executive becomes eligible to be covered under a similar program by reason of employment elsewhere; or (b) the one-year anniversary of the termination of employment.


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         3.7      A "Change in Control" shall occur if any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934 ("Exchange Act")), other than Sentigen or an affiliate of Sentigen becomes the "beneficial owner" (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company's securities in one or more transactions (including by way of merger or reorganization), or a sale of all or substantially all of the Company's assets.

4.       Executive Indemnity
         -------------------

         4.1 To the maximum extent permitted by law, the Company agrees to indemnify and defend Executive and hold Executive harmless against all claims, causes of action, costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence. Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith and obtains a general release with respect to Executive. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available. The Company shall, upon the settlement of a claim, action, proceeding or investigation, grant Executive a release of liability if the Company has obtained a release and if Executive was lawfully entitled to indemnity. This Section 4 survives the termination of this Agreement.

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5.       Protection of Confidential Information; Non-Competition;
         Non-Solicitation.
         -------------------------------------------------------

         5.1      (a)      The Company will suffer substantial damage which will
be difficult to ascertain if, during the term of this Agreement or thereafter, Executive should enter a business competitive with the Company, or divulge Confidential Information as defined below, or breach his obligations under
Section 6.

                  (b) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

         5.2      Executive acknowledges that:

                  (a) As a result of Executive's employment with the Company, he has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 5 and in Section 6 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information"). The obligations herein imposed shall not extend to Confidential Information which: (i) is or lawfully becomes available to the public without restriction and without breach of this Agreement by Executive; or
(ii) is previously known to Executive or which is independently developed by Executive without reference to any Confidential Information and, in either case, is so evidenced by written material in his possession.

                  (b) Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against


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the enforcement of such subpoena, court order or other government process, and
(b) not object to the Company's intervention and participation with counsel of its choice in any proceeding relating to the enforcement thereof.

         5.3 Upon termination of his employment with the Company for any reason, Executive will promptly deliver to the Company all memoranda, notes, correspondence, records, reports, manuals, drawings, blueprints and any other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, including by not limited to any of its Confidential Information, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

         5.4 During the period commencing on the date hereof and ending on the second anniversary of the date Executive's employment hereunder is terminated (provided, however, that if Executive's employment is terminated without "Cause" or Executive terminates his employment with "Good Reason," such period shall terminate on the one-year anniversary of the termination date), and in consideration for Executive's employment hereunder, Executive, without the prior written permission of the Company, shall not, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is in competition with either (a) the business conducted by the Company on the effective date of termination or (b) a business which the Company is involved in as of the effective date of termination (either, a "Competitive Business"); (ii) engage in any Competitive Business for his or its own account;
(iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers, employees or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, this provision shall not preclude Executive from investing his personal assets in the publically traded securities of any corporation or other business entity which is engaged in a Competitive Business if such ownership is in compliance with the requirements set forth in clauses
(a) and (b) of the last sentence of paragraph 1.3 hereof and if such investment does not result in his beneficially owning, at any time, more than 1% of the publicly traded equity securities of such Competitive Business.

         5.5 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of paragraphs 5.2 or 5.4, or of any of the provisions of Section 6, the Company shall have the right and remedy to have

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the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                  Each of the rights and remedies enumerated in this paragraph
5.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

                  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

         5.6 If Executive violates any covenant contained in paragraph 5.4, the duration of such covenant so violated shall automatically extend for a period of time equal to the period of such violation.

         5.7 If any provision of paragraphs 5.2 or 5.4 is held to be unenforceable, the tribunal making such determination shall have the power to modify such provision or provisions which shall then be applicable in such modified form.

         5.8 The provisions of this Section 5 shall survive the termination of this Agreement.

6.       Inventions, Patents and Copyrights.
         ----------------------------------

         6.1 All inventions and other creative works, including any patent, copyright, trade secret, trademark or other intellectual property rights, developed or produced by Executive either alone or jointly with others and which relate to the Company's business or technology (collectively, "Intellectual Property) shall be considered to have been prepared for the Company as a part, and in the course, of Executive's employment with the Company. Any such Intellectual Property shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. Such Intellectual Property shall include, among other things, software and documentation therefor.


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         6.2      The Company shall have full ownership of the Intellectual
Property, with no rights of ownership vested in Executive. Executive agrees that, if any Intellectual Property is determined by a court of competent jurisdiction not to be a work for hire under the federal copyright laws, this Agreement shall operate as an irrevocable assignment by him to the Company of the copyright in the works, including all rights thereunder in perpetuity. Under this irrevocable assignment, Executive hereby assigns to the Company the sole and exclusive right, title, and interest in and to the Intellectual Property, without further consideration, and agrees to assist the Company in registering and enforcing all copyrights and other rights and protections relating to the Intellectual Property in any and all countries. Executive agrees that in the event of any dispute arising out of or concerning this Section 6, no actions by the Executive undertaken for the purpose of securing, maintaining, or preserving the copyright in the works shall be considered by any finder of fact or determiner of law in determining the character of the work as work made for hire, unless expressly authorized by the Company.

         6.3 Executive agrees to divulge to the Company promptly and fully in writing, in such format as the Company may deem appropriate, all Intellectual Property and to assign to the Company all Intellectual Property.

         6.4 Executive shall make and maintain adequate permanent records of all Intellectual Property, in the form of memoranda, notebook entries, drawings, printouts, or reports relating thereto, in keeping with then current Company procedures. Executive agrees that these records, as well as the Intellectual Property, shall be and remain the property of the Company at all times.

         6.5 Executive shall cooperate with and assist the Company and its nominees, at their sole expense, during the term of this Agreement and thereafter, in securing and protecting patent, copyright or other similar rights in the United States and foreign countries in the Intellectual Property. In this connection, Executive specifically agrees to execute all papers which the Company deems necessary to protect its interests including the execution of assignments of invention and copyrights and to give evidence and testimony, as the Company may deem necessary, to secure and enforce the Company's rights in the Intellectual Property. Executive hereby appoints the Company as his agent and attorney-in-fact to act for and in his behalf and stead to execute, register, and file any applications, and to do all other lawfully permitted acts to further the registration, prosecution, issuance, renewals, and extensions of patents, copyrights or other protections with the same legal force and effect as


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if personally executed by Executive. The Company agrees that, to the extent (i)
allowable by law and (ii) not affecting the Company's rights in any way, it will include Executive's name as an "author" on all patents to which he has substantially contributed.

         6.6 The provisions of this Section 6 shall survive termination of this Agreement.

7.       Miscellaneous Provisions.
         ------------------------

         7.1 All notices provided for in this Agreement shall be in writing, and shall be (i) delivered personally to the party to receive the same,
(ii) given by facsimile transmission, or (iii) mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this paragraph 7.1. All notices shall be deemed to have been given as of the date of personal delivery, faxing (if evidence of successful transmission is obtained by the sender) or mailing thereof.

                  If to Executive:

                           Thomas J. Livelli
                           19 Tine Road
                           Lebanon, New Jersey  08833

                  with a copy to:

                           John C. Maloney, Jr., Esq.
                           Pitney, Harden, Kipp & Szuch LLP
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945

                  If to the Company:

                           Cell & Molecular Technologies, Inc.
                           580 Marshall Street
                           Philipsburg, New Jersey  08865
                           Attn. Richard Malavarca, Vice President and
                                 Chief Operating Officer
                           Facsimile No. (908) 859-6437



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                  with a copy to:

                           Graubard Miller
                           600 Third Avenue
                           New York, New York  10016
                           Attn. David Alan Miller, Esq.
                           Facsimile No. (212) 818-8881

         7.2 This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. The Prior Agreement shall terminate and be of no further force and effect from and after the date hereof. No provisions of this Agreement may be waived or changed except by a writing signed by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner waive or affect the right at a later time to enforce such provision.

         7.3 This Agreement shall be governed by and construed under the law of the State of New Jersey, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the parties (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York, and agrees in any such suit, action or proceeding. Each of the parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

         7.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including any transferee of all or substantially all of the Company's assets. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.


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         7.5      Should any provision of this Agreement become, or be held to be, legally unenforceable, no other provision of this Agreement shall be affected thereby, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

         7.6 Executive represents that he is not prohibited or limited in any way, pursuant to the terms of any employment, non-competition or similar agreement, or otherwise, from entering into this Agreement and performing his obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      CELL & MOLECULAR TECHNOLOGIES, INC.

                                        /s/ Richard Malavarca
                                      -----------------------------------------
                                      By: Richard Malavarca, Vice President and
                                          Chief Operating Officer

                                        /s/ Thomas J. Livelli
                                      -----------------------------------------
                                      THOMAS J. LIVELLI, Executive








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